Exhibit 99.1

Hungarian Telephone and Cable Corp.

1201 Third Avenue, Suite 3400 Puskas Tivadar u. 8-10

Seattle, WA 98101-3034 - U.S.A. H-2040 Budaors, Hungary

Phone (206) 654-0204 - Fax (206) 652-2911 Phone (361) 801-1500 - Fax (361) 801-1501

FOR: HUNGARIAN TELEPHONE AND CABLE CORP.

COMPANY

CONTACT: Robert Bowker

Chief Financial Officer

Hungary: (011) 361-801-1500

U.S.: (206) 654-0204

FOR IMMEDIATE RELEASE

HUNGARIAN TELEPHONE AND CABLE CORP. ANNOUNCES AGREEMENT TO PURCHASE TELE2'S HUNGARIAN BUSINESS

SEATTLE, Wash., July 9, 2007 - Hungarian Telephone and Cable Corp. (AMEX:HTC) announced today that is has reached an agreement to purchase the Hungarian business of Tele2, the Swedish-based alternative telecom operator. The purchase price for Tele2 Hungary shall be paid in cash and is based on an enterprise value of EUR 4 million, adjusted for the net debt and net working capital levels of Tele2 Hungary as at completion of the transaction. Tele2 Hungary is a reseller of fixed line telephone services using the network facilities of other operators pursuant to regulated resale agreements. Tele2 Hungary has approximately 490,000 active subscribers. Tele2 Hungary had HUF 10.7 billion (approximately $55 million) in revenue in 2006. The closing is subject to customary closing conditions, including the approval from the Hungarian Competition Office.

Commenting on the agreement, Hungarian Telephone and Cable Corp.'s President and Chief Executive Officer Martin Lea said, "We are very pleased to announce this agreement which will further develop our position in the fixed line telecommunications market in Hungary. We are very much the small number two operator, and increasing our customer base is critical for us to continue to develop our service portfolio and continuously improve our competitiveness and the value we can offer our customers.''

ABOUT HUNGARIAN TELEPHONE AND CABLE CORP.

Hungarian Telephone and Cable Corp. is the number one alternative and the second largest fixed line telecommunications and broadband Internet Services Provider in the Republic of Hungary with more than 700,000 customers in Hungary. In addition to delivering voice, data and Internet services in Hungary, it is also a major player in the Central and Eastern European wholesale telecommunications market.

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